Exhibit 99.1

Orion Marine Group, Inc. Reports First Quarter 2008 Results; First Quarter Record Revenue

Houston, Texas, May 8, 2008 -- Orion Marine Group, Inc. (the “Company”) (NASDAQ: OMGI), a leading heavy civil marine contractor, today reported net income of $2.8 million ($0.13 diluted earnings per share) for the three months ended March 31, 2008, which compares to net income of $2.8 million ($0.17 diluted earnings per share) for the same period a year ago.  After adjusting 2007 first quarter net income per share to the current share count, first quarter 2007 net income would have been $0.13 per diluted share or inline with first quarter 2008 per share earnings.

“During the first quarter we laid the foundation to work toward achieving our full year goals,” said Mike Pearson, Orion Marine Group’s President and Chief Executive Officer.  “Once again, we achieved good overall results for the quarter.  We also continued our expansion program by completing the asset purchase of Subaqueous Services and began expanding our presence on the East Coast.”

Highlights of the Company’s financial first quarter 2008 include:

•	First quarter 2008 contract revenues increased to $52.6 million, up 37.3% as compared to the first quarter of 2007, and a first quarter record.

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Gross profit for the quarter was $10.1 million which represents an increase of $0.5 million or 5.7% compared with the first quarter of 2007.  Gross profit margin for the quarter was 19.2% which is a decrease of 5.7 points from the first quarter 2007.  Gross profit margin was down due to additional depreciation costs associated with the recent acquisition, a higher percentage of direct costs during the quarter, primarily in materials, reflecting the nature of the contracts in progress, and the utilization of certain cost contingencies on some contracts.

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General and administrative expenses for the first quarter 2008 were $5.8 million which represents an increase of 41.2% year-over-year primarily due to amortization costs related to the recent acquisition, a full complement of public company expenses, and increased stock based compensation expense.

•	The Company’s first quarter EBITDA was $8.1 million, representing a 15.3% EBITDA margin.

“We continued our revenue growth in the first quarter by reporting the highest first quarter revenues in the company’s history,” said Mark Stauffer, Orion Marine Group’s Executive Vice President and Chief Financial Officer. “As we look at the remainder of 2008, we continue to see robustness in the end markets we serve with continued strong bidding activity as we remain encouraged about our 2008 goals.”

Backlog of work under contract as of March 31, 2008 was up 9.4% to $141.8 million as compared with backlog under contract at March 31, 2007 of $129.6 million.  Given the typical duration of the Company’s projects, which range from three to nine months, the Company’s backlog at any point in time usually represents only a portion of the revenue it expects to realize during a twelve month period.  Backlog consists of projects under contract that have either (a) not been started, or (b) are in progress and not yet complete, and the Company cannot guarantee that the revenue projected in its backlog will be realized, or, if realized will result in earnings.

Orion Marine Group will conduct a telephone briefing to discuss its results for the first quarter 2008 at 10:00 a.m. Eastern Time/9:00 a.m. Central Time on Thursday, May 8, 2008.  To listen to a live broadcast of this briefing, visit the Investor Relations section of the Company’s website at www.orionmarinegroup.com. To participate in the call, please call the Orion Marine Group First Quarter 2008 Earnings Conference Call at 877-440-5804.

A replay of this briefing will be available on the Web site within 24 hours and will be archived for at least two weeks.

About Orion Marine Group

Orion Marine Group, Inc. provides a broad range of marine construction and specialty services on, over and under the water along the Gulf Coast, the Atlantic Seaboard and the Caribbean Basin and acts as a singlesource turnkey solution for its customers’ marine contracting needs. Its heavy civil marine construction services include marine transportation facility construction, dredging, repair and maintenance, bridge building, marine pipeline construction, as well as specialty services. Its specialty services include salvage, demolition, diving, surveying, towing and underwater inspection, excavation and repair. The Company is headquartered in Houston, Texas and has a 75-year legacy of successful operations.

Forward-Looking Statements

The matters discussed in this press release may constitute or include projections or other forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Certain forward-looking statements can be identified by the use of forward-looking terminology, such as ‘believes’, ‘expects’, ‘may’, ‘will’, ‘could’, ‘should’, ‘seeks’, ‘approximately’, ‘intends’, ‘plans’, ‘estimates’, or ‘anticipates’, or the negative thereof or other comparable terminology, or by discussions of strategy, plans, objectives, intentions, estimates, forecasts, assumptions, or goals. In particular, any statement, express or implied, concerning future operating results or the future generation of or ability to generate revenues, income, net income, profit or cash flow, including to service debt, and including any estimates, forecasts or assumptions regarding future revenues or revenue growth, are forward-looking statements. Forward looking statements also include (i) estimates and forecasts of and assumptions regarding gross profit, gross margin, EBITDA, EBITDA margin, backlog, capital expenditures, and administrative expenses; and (ii) statements regarding projects or contracts in process, in negotiation, pending award, or being bid, including associated anticipated revenues and expected or scheduled completion dates. Forward looking statements involve risks, including those associated with the Company’s fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, government regulation, and fluctuations in quarterly and other fiscal period operations, that can cause actual results to differ  materially form current expectations, estimates or forecasts. Moreover, past performance is not necessarily an indicator of future results. In light of these and other uncertainties, the inclusion of forward-looking statements in this press release should not be regarded as a representation by the Company that the Company’s plans, estimates, forecasts, goals, intentions, or objectives will be achieved or realized. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The Company assumes no obligation to update information contained in this press release whether as a result of new developments or otherwise.

Please refer to the Company’s Annual Report on Form 10-K, filed on March 19, 2008, which is available on its website at www.orionmarinegroup.com or at the SEC’s EDGAR site at www.sec.gov, for additional and more detailed discussion of risk factors that could cause actual results to differ materially from our current expectations, estimates or forecasts.

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Orion Marine Group, Inc. and Subsidiaries
Consolidated Statements of Income
(In thousands, except share and per share information)
	Three Months Ended
	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
Contract revenues	$52,591	$38,293
Costs of contract revenues	42,519	28,768
Gross profit	10,072	9,525
Selling, general and administrative expenses	5,827	4,128
	4,245	5,397

Interest income	(149)	(266)
Interest expense	126	446
Interest (income) expense, net	(23)	180
Income before income taxes	4,268	5,217
Income tax expense	1,422	1,931
Net income	$2,846	$3,286
Preferred dividends	---	518
Earnings available for common shareholders	$2,846	$2,768
Basic earnings per share—Common	$0.13	$0.17
Diluted earnings per share—Common	$0.13	$0.17
Shares used to compute earnings per share:
Basic—Common	21,468,569	16,048,404
Diluted—Common	21,845,207	16,168,837

Orion Marine Group, Inc. and Subsidiaries
Supplementary Financial Information
(In Thousands)

	Three Months Ended
	March 31, 2008	March 31, 2007
(EBITDA to Net Income reconciliation)	(Unaudited)	(Unaudited)
Net income	$2,846	$3,286
Income tax expense	1,422	1,931
Interest (income) expense, net	(23)	180
Depreciation and amortization	3,810	3,162
EBITDA	$8,055	$8,559

Net cash flow from operating activities	$8,812	$2,851

Cash and cash equivalents	$15,706	$18,148

Term debt outstanding	$35,000	$23,548

Capital Expenditures (Excluding assets acquired from Subaqueous Services, Inc.)	$3,985	$1,802

SOURCE:  Orion Marine Group, Inc.
Orion Marine Group, Inc.
Mark Stauffer, Executive Vice President & CFO
Chris DeAlmeida, Director of Investor Relations
713-852-6506